Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement

between

Fidelity Diversifying Solutions LLC

and

FMR Investment Management (UK) Limited

Name of Trust	Name of Portfolio	Effective Date
Fidelity Greenwood Street Trust	Fidelity Equity Market Neutral Fund	12/01/2024

Fidelity Diversifying Solutions LLC	FMR Investment Management (UK) Limited

By: /s/ Christopher J. Rimmer	By: /s/ Mark D. Flaherty
Name: Christopher J. Rimmer	Name: Mark D. Flaherty
Title: Treasurer	Title: Director

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Fidelity Confidential Information